Exhibit (d)(23)

INVESTMENT SUBADVISORY AGREEMENT

BLACKROCK INVESTMENT MANAGEMENT, LLC

This Agreement, dated July 1, 2019 (the "Effective Date"), is by and between Transamerica Asset Management, Inc., a Florida corporation (referred to herein as "TAM") and BlackRock Investment Management, LLC, a Delaware limited liability corporation (referred to herein as the "Subadviser").

WHEREAS, TAM is the investment adviser to Transamerica Series Trust (the "Trust"), an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the "1940 Act");

WHEREAS, TAM had previously entered into an Investment Subadvisory Agreement with BlackRock Financial Management, Inc. ("BFM") dated May 1, 2009, as amended from time to time (the "Prior Subadvisory Agreement") to provide certain investment advisory services to each series of the Trust listed on Schedule A hereto (the "Fund"); and

WHEREAS, TAM wishes to terminate the Prior Subadvisory Agreement and replace BFM with the Subadviser, effective upon such termination, to provide certain investment advisory services to the Fund and Subadviser desires to furnish services for the Trust and to perform the functions assigned to it under this Agreement for the considerations provided;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.Appointment. In accordance with the Investment Advisory Agreement between the Trust and TAM (the "Advisory Agreement"), TAM hereby appoints the Subadviser to act as subadviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

2.Subadvisory Services. In its capacity as subadviser to the Fund, the Subadviser shall have the following responsibilities:

(a)Subject to the supervision of the Trust's Board of Trustees (the "Board") and TAM, and consistent with the Fund's investment objectives, policies and restrictions, as stated in the Fund's current Prospectus and Statement of Additional Information, the Subadviser shall direct the asset allocation strategy and the investment decisions to implement such strategy for the Fund in accordance with the target level of equity exposure as determined by TAM on the first Business Day of every month ("Target Allocation") by the proprietary dynamic asset allocation model from Transamerica Capital Management (the "Model"). Following receipt of the Target Allocation by the Subadviser, the Subadviser shall have 5 Business Days to reallocate the Fund's portfolio to reflect the new allocation; however, the Subadviser may request that TAM extend this period if the Subadviser deems such an extension to be in the best interest of the Fund and such request shall not be unreasonably withheld. The Subadviser shall not be responsible for determining the portion of the Fund's assets that are directly held in cash and cash equivalents, but shall be responsible for allocating such assets among the appropriate Underlying Funds.

(b)Based on the Model's Target Allocation, from the series of Transamerica Funds and the Trust designated in the Fund's prospectus and any exchange-traded funds approved by TAM in writing provided to the Subadviser (the "Underlying Funds"), the Subadviser shall decide in which of those Underlying Funds the Fund will invest and how much of the Fund's assets to allocate to an Underlying Fund. The Subadviser shall not be required to allocate to all Underlying Funds. The Subadviser shall rebalance the Fund's assets among the Underlying Funds as often as needed to maintain the Model's Target Allocation. Nothing herein shall prevent the Subadviser from allocating assets of the Fund to Underlying Funds managed by the Subadviser or its affiliates.

(c)Notwithstanding the Subadviser's responsibility pursuant to paragraph (b) of this section to allocate assets among the Underlying Funds, TAM shall have sole control and responsibility for selecting the Underlying Funds and monitoring the Underlying Funds' external managers.

(d)The Subadviser shall communicate to the Trust's custodian and transfer agent (as identified in the Fund's current Prospectus) trade file instructions that are a result of its investment decisions, including rebalancing/reallocation determinations.

(e)The Subadviser shall not vote proxy statements of the Underlying Funds that the Fund may receive. Such proxy statements will be voted by TAM, in accordance with the current proxy voting policies and procedures of the Trust and TAM.

(f)Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Subadviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Subadviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association.

(g)The Subadviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting Underlying Funds held at any time in the Fund, including, without limitation, to file proofs of claim or other documents related to such proceedings (the "Litigation"), or to investigate, initiate, supervise, or monitor the Litigation involving Fund assets, and TAM acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder.

3.Allocation of Charges and Expenses. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by TAM or the Subadviser incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a)The Fund shall pay (i) fees payable to TAM pursuant to the Advisory Agreement;

(ii)the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Fund's portfolio securities; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of the Fund's shares for sale under federal and state securities laws; (v) its allocable share of the compensation, fees and reimbursements paid to the Trust's non-interested Trustees; (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to the Fund, including costs for local representation in the Trust's jurisdiction of organization and fees and expenses of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) expenses of shareholders' meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and TAM); (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of, or claim for damage or other relief asserted against, the Trust for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders; (xv) fees and expenses in connection with membership in investment company organizations and 12b-1 fees; and (xvi) any extraordinary expenses incurred by the Trust on behalf of the Fund.

(b)TAM shall pay all expenses incurred by it in the performance of its duties under this Agreement. TAM shall also pay all fees payable to the Subadviser pursuant to this Agreement.

(c)The Subadviser shall pay all expenses incurred by it in the performance of its duties under this Agreement.

4.Obligation to Provide Information. Each party's obligation to provide information shall be as follows:

(a)TAM shall cause the Subadviser to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund's affairs. TAM shall provide the Subadviser with daily access to underlying holdings within each Underlying Fund. TAM shall furnish the Subadviser with such other documents and information with regard to the Fund's affairs as the Subadviser may from time to time reasonably request.

(b)TAM shall provide no less than 30 days' notice to the Subadviser of its intention to remove an Underlying Fund or to replace the subadviser of a series of Transamerica

Funds or the Trust that is an Underlying Fund. TAM shall provide notice to the Subadviser prior to the addition of an Underlying Fund.

(c)TAM has furnished the Subadviser a copy of the prospectus and statement of additional information of the Fund and agrees during the term of this Agreement, to furnish to the Subadviser at its principal office all prospectuses, proxy statements, financial reports to shareholders, sales and marketing literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Fund, the Subadviser or investment companies or other advisory accounts advised or sponsored by the Subadviser in any way, prior to the use thereof, and TAM shall not use any such materials without the prior written consent of the Subadviser, which shall not be unreasonably withheld. The Subadviser agrees to respond to TAM within a reasonable amount of time after receipt thereof to signify its consent or rejection. TAM agrees to furnish the Subadviser with copies of any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under the Agreement

(d)TAM has furnished the Subadviser with copies of each of the following documents and will furnish to the Subadviser all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available: (1) The Trust's Declaration of Trust, as in effect on the date hereof and as amended from time to time; (2) The By-Laws of the Trust as in effect on the date hereof and as amended from time to time; (3) Certified resolutions of the Board and the Trust authorizing the appointment of the TAM and the Subadviser and approving the Agreement; (4) Copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange; (5) An executed copy of the Agreement; and (6) A list of each affiliated person (and any affiliated person of such an affiliated person) of TAM. Until TAM delivers any such amendment or supplement to the documents listed in this section to the Fund, the Subadviser shall be fully protected in relying on the most recent versions of such documents or policies previously furnished to the Subadviser.

(e)The Subadviser, at its expense, shall supply the Board, the officers of the Trust and TAM with all information and reports reasonably required by them and reasonably available to the Subadviser relating to the services provided by the Subadviser hereunder, including such information the Fund's Chief Compliance Officer reasonably believes necessary for compliance with Rule 38a-1 under the 1940 Act.

5.Compensation of the Subadviser. As compensation for the services performed by the Subadviser, TAM shall pay the Subadviser out of the advisory fee it receives with respect to the Fund, and only to the extent thereof, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate set forth opposite the Fund's name on Schedule A annexed hereto. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the Effective Date of this Agreement, and shall constitute a full payment of the fee due the Subadviser for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, and shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in the Fund's then-current Prospectus or as may be determined by the Board.

6.Compensation of Trustees, Officers and Employees. No Trustee, officer or employee of the Trust or the Fund shall receive from the Trust or the Fund any salary or other compensation as such Trustee, officer or employee while he is at the same time a director, officer, or employee of the Subadviser or any affiliated company of the Subadviser, except as the Board may decide. This paragraph shall not apply to Trustees, executive committee members, consultants and other persons who are not regular members of the Subadviser's or any affiliated company's staff.

7.Term. This Agreement shall continue in effect with respect to the Fund, unless sooner terminated in accordance with its terms, for one year from its Effective Date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board or the affirmative vote of a majority of outstanding voting securities of that Fund.

8.Termination. This Agreement may be terminated with respect to the Fund at any time, without penalty, by the Board or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities. The Subadviser may terminate the Agreements only upon giving 90 days' advance written notice to TAM and the Fund. This Agreement shall terminate automatically in the event of its assignment by the Subadviser and shall not be assignable by TAM without the consent of the Subadviser. For the avoidance of doubt, it is understood that this Agreement may be amended, terminated or not renewed as to one or more Funds without affecting the other Funds hereunder.

9.Use of Name. TAM and the Trust are authorized to use the name of the Subadviser and any marks, symbols or logos of the Subadviser in registration statements, advertising or otherwise. If this Agreement is terminated with respect to the Fund and the Subadviser no longer serves as subadviser to the Fund, the Fund and the TAM shall cease using its name and its marks, symbols or logos as soon as reasonably practicable, except to the extent that continued use is required by applicable laws, rules, and regulations.

10.Representations of TAM. TAM represents, warrants and agrees as follows:

(a)TAM (i) is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the

Subadviser of the occurrence of any event that either prevents TAM from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise or disqualifies it from serving in its designated capacities with respect to the Fund.

(b)TAM acknowledges that it has received a copy of the Subadviser Form ADV at least 48 hours prior to the execution of this Agreement and has delivered a copy of the same to the Fund.

(c)The Fund is registered as an open-end management investment company under the 1940 Act and that the Fund's shares are registered under the Securities Act of 1933 and under any applicable state securities laws.

(d)TAM hereby acknowledges that in performing its obligations pursuant to this agreement the Subadviser will be acting in reliance on the information provided by TAM relating to the financial condition, tax status, and investment objectives of Fund. TAM represents and warrants to the Subadviser that all such information is, and will be, accurate in all material respects, and that TAM will not fail to disclose any information which, if omitted, might render the information misleading.

11.Liability and Indemnification.

(a)The Subadviser may rely on information reasonably believed by it to be accurate and reliable. The Subadviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Subadviser against any liability to TAM or the Fund to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 11, the term the "Subadviser" shall include any affiliates of the Subadviser performing services for the Trust or the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Subadviser and such affiliates.

(b)Subject to the foregoing, the Subadviser shall indemnify and hold harmless TAM, the Fund and their respective directors, trustees, officers, employees or agents from any and all claims, losses, expenses, obligation and liabilities (including, without limitation, reasonable attorney's fees) arising or resulting from the Subadviser's willful misfeasance, bad faith or gross negligence in its performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement. The Subadviser shall not be liable to TAM, the Fund or their respective officers, directors, agents, employees, controlling persons or shareholders for (i) any acts of TAM or any other subadviser to Underlying Funds and (ii) acts of the Subadviser which result from or are based upon acts or omissions of TAM, including, but not limited to, failure of TAM to provide accurate and current information with respect to records maintained by TAM or any other subadviser to the Fund.

(c)TAM shall indemnify and hold harmless the Subadviser, and its trustees/directors, officers, employees or agents, from any and all claims, losses, expenses, obligations and liabilities (including, without limitation, reasonable attorney's fees) arising or resulting from TAM's violation of applicable law, willful misfeasance, bad faith or gross negligence in TAM's performance of its respective obligations or by reason of TAM's reckless disregard of its respective obligations and duties under this Agreement. TAM acknowledges and agrees that the Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private.

12.Registration Statement Disclosures. The Subadviser represents, warrants and agrees that it has reviewed the Trust's current registration statement on Form N-lA with respect to the Fund as filed with the SEC and any amendments or supplements thereto, including without limitation any supplements filed pursuant to Rule 497 under the Securities Act of 1933 (as so amended and supplemented from time to time, the "Registration Statement") and agrees to review as soon as reasonably practicable future amendments or supplements to the Registration Statement that relate to the Subadviser or the Fund, as provided in advance by TAM to the Subadviser, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, solely with respect to the disclosure respecting or relating to the Subadviser, including any performance information the Subadviser provides that is included in or serves as the basis for information included in the Registration Statement, as of the date of this Agreement, and as of the date of any future amendments or supplements to the Registration Statement, to the best of the Subadviser's knowledge and belief, the Registration Statement does not contain any untrue statement of any material fact or omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

The Subadviser further agrees to notify TAM and the Trust as soon as reasonably practicable of any statement respecting or relating to the Subadviser contained in the Registration Statement that becomes untrue in any material respect or if the Registration Statement omits any statement of material fact respecting or relating to the Subadviser that is required to be stated therein or necessary to make the statements contained therein not misleading.

With respect to the disclosure respecting the Fund, the Subadviser represents, warrants and agrees that the description in the Registration Statement, including the Fund's investment objective, investment strategies and risks (the "Description"), as of the date of this Agreement and as of the date of any future amendments or supplements to the Registration Statement, to the best of the Subadviser's knowledge and belief, is consistent with the manner in which the Subadviser is managing the Fund, and the identification and description of risks in the Registration Statement is inclusive of, and accurately describes in all material respects, all material risks known to the Subadviser that may arise in connection with the management of the Fund by the Subadviser.

The Subadviser further agrees to notify TAM and the Trust as soon as reasonably practicable in the event that the Subadviser becomes aware that the Description for a Fund is inconsistent with the manner in which the Subadviser is managing the Fund, or in the event that the identification and description of risks in the Registration Statement fails to include, or accurately describe in all material respects, all material risks known to the Subadviser that may arise in connection with the management of the Fund by the Subadviser.

TAM hereby agrees to provide the Subadviser with the Registration Statement and any other information reasonably required by the Subadviser in writing as soon as reasonably practicable after any update thereto and prior to filing thereof with the SEC.

13.Delegation. To the extent permitted by law, the Subadviser may from time to time employ or associate itself with such person or persons, including affiliates, as it believes to be particularly fitted to assist it in the execution or performance of its obligations under this Agreement; provided, however, that the use of such persons does not relieve the Subadviser from any obligation or duty under this Agreement, and provided no such person serves or acts as an investment adviser separate from the Subadviser so as to require a new written contract pursuant to the 1940 Act. The Subadviser shall remain liable for the performance of its obligations under this Agreement, and for the acts and omissions of its employees or associates. The compensation of any such person will be paid by the Subadviser, and no obligation will be incurred by, or on behalf of, TAM, the Trust or the Fund with respect to them.

14.Confidential Information. To enable the Subadviser to provide the subadvisory services specified in Section 2 of this Agreement, the Trust's custodian, TAM and/or its affiliates will provide the Subadviser with material non-public information concerning portfolio holdings of the Underlying Funds ("Confidential Information"). Subadviser represents, warrants and agrees that such Confidential Information will be kept confidential and will be used solely in connection with the Subadviser's provision of subadvisory services to the Fund pursuant to this Agreement.

The Trust, the Fund and TAM will keep confidential records or confidential information respecting the Subadviser obtained pursuant to this Agreement. The Trust, the Fund and TAM will not disclose such confidential records or confidential information unless the Subadviser has authorized such disclosure, or unless such disclosure is required by applicable federal or state law or regulations or by a court or regulatory or self-regulatory authority having the requisite authority.

15.Meanings of Certain Terms. For the purposes of this Agreement, the Fund's "net assets" shall be determined as provided in the Fund's then-current Prospectus and Statement of Additional Information and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

16.Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved, if so required by the 1940 Act, by vote of the holders of a majority outstanding voting securities of that Fund. Schedule A hereto may be amended at any time to add additional series of the Trust as agreed by the Trust, TAM and the Subadviser.

17.Books and Records. The Subadviser agrees that it will keep records relating to its services hereunder in accordance with all applicable laws, and in compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Subadviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

18.Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

19.Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Florida and the applicable provisions of the 1940 Act.

20.Further Assurances. Each party agrees to perform such further acts and execute such further documents as are reasonably necessary to effectuate the purposes of this Agreement and the arrangements contemplated thereby, including without limitation concerning the winding down or liquidation of any Fund investments.

The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

TRANSAMERICA ASSET MANAGEMENT, INC.

By: /s/ Christopher A. Staples

Name: Christopher A. Staples

Title: Senior Vice President

BLACKROCK INVESTMENT MANAGEMENT, LLC

By: /s/ Michael Ferraro

Name: Michael Ferraro

Title: Managing Director

SCHEDULE A
as of July 1, 2019

Portfolio	Sub-Adviser Compensation*

Transamerica BlackRock Tactical Allocation VP	0.10% up to $1 billion;
0.08% in excess of $1 billion

* As a percentage of average daily net assets on an annual basis.